NEW CHIEF FINANCIAL OFFICER - CORPORATE SECRETARY JOINS AUXILIO'S SENIOR
                                 MANAGEMENT TEAM


JAN.6, 2005 - MISSION VIEJO, CA -AUXILIO, Inc. (AUXO.OB). An Orange County, CA based provider of Image Management Services for Healthcare, announced today thatPaul T. Anthony has joined AUXILIO's Senior Management Team as their new Chief Financial Officer and Corporate Secretary. Mr.Anthony brings with himextensivefinancial management experience,having spentthe last 10 years of his career with large providers of technology based enterprise applications and professional services. AUXILIO's current CFO, Jim Stapleton is leaving the company due to family obligations. Mr. Stapleton will remain as an advisor and major shareholder to the company.

Most recently Mr. Anthony was with Callipso as their Vice President, Finance and Corporate Controller. Callipso is an IP-based network services company with customized IP platform development capabilities. Mr. Anthony was responsible for the day-to-day financial operations at Callipso, as well as overseeing all investor relations, treasury, risk management departments and support management of the information technology, human resources and facilities departments.

Before joining Callipso, Mr. Anthony was the Controller for IBM-Access360, a provider of enterprise software. Mr. Anthony was responsible for all aspects of the worldwide accounting, tax, treasury, and risk management functions. Mr. Anthonyjoined Access360 from Nexgenix, Inc. where he served asCorporateController. Prior to this,Mr. Anthony held numerous positions in Accounting and Finance at FileNet Corporation, a provider of enterprise content management software applications.

Mr. Anthony started his career at KPMG Peat Marwick LLP in Orange County in the Information, Communications & Entertainmentpractice. He is a certified public accountant and holds a Bachelor ofScience in Accounting from Northern Illinois University.

"Paul Anthonywill be an excellent addition toour Executive Team withhis extensivefinancial and investor relations experience," stated Joe Flynn, Chairman and CEO of AUXILIO, Inc."Paul has a keen financial mind and has demonstrated tremendous leadership and business skills throughout his career as a senior financial executive. I look forward to partnering with Paul on steering the absolute best course for our customers, employees and shareholders as we continue to refine our business model and grow our opportunities in Healthcare Image Management. In addition, I would like to thank Jim Stapleton for his loyalty and hard work with our company and its predecessors. He has been a tremendous ally to our shareholders and I wish him and his family luck in this new chapter in their lives", added Flynn.

"I am very excited about the opportunity to come to AUXILIO and be a part of one of the most exciting providers of services to the Healthcare industry," stated Paul Anthony. "AUXILIO's business and product offerings have a profound effect on the way hospital and health systems manage their image related-processes. I look forward to being part of the AUXILIO management team and supporting the company's efforts to continue to grow this business", added Anthony.


ABOUT  AUXILIO
AUXILIO, Inc. provides Total Outsourced Image Management services and related financial and business processes for major Healthcare facilities.The company's proprietary technologies and unique processes assist hospitals, health plans and health systems with strategic direction and services that reduce image expenses, increase operational efficiencies and improve the productivity of their staff. AUXILIO's analysts, consultants and resident hospital teams work with senior hospital financial management and department heads to determine the best possible long term strategy for managing the millions of document images produced by their facilities on an annual basis. AUXILIO'SIMAGE MANAGEMENT programs guarantee our clients immediate measurable savings, a fully outsourced process, and unparalleled service.AUXILIO's target market includes medium to large hospitals, health plans and health care systems.Customers served by AUXILIO, INC. include health systems such as St. Joseph's Health System,
Memorial Health Services, Catholic Healthcare West and Huntington Memorial Hospital.

For more information, see the company's website at www.auxilioinc.com or contact:

Joseph  Flynn
Chairman  and  CEO
AUXILIO,  Inc.
27401  Los  Altos,  Suite  100
Mission  Viejo,  CA  92691
Phone:  949-614-0700,  x  204
Fax:  949-614-0701
jflynn@auxilioinc.com